                    SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                      (Amendment No.     )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Paragraph 240.14a-11(c)
      or  Paragraph 240.14a-12

                 CROWN CORK & SEAL COMPANY, INC.
_____________________________________________________________
        (Name of Registrant as Specified In Its Charter)

_____________________________________________________________
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
      or 14a-6(j)(2).
[   ] $500 per each party to the controversy pursuant to
      Exchange Act Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

        ______________________________________________________
      2) Aggregate number of securities to which transaction applies:

        ______________________________________________________
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
           0-11: (1)

        ______________________________________________________
      4) Proposed maximum aggregate value of transaction:

        ______________________________________________________

        (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]  Check box if any part of the fee is offset as provided
by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1) Amount Previously Paid:

        ______________________________________________________
      2) Form, Schedule or Registration Statement No.:

        ______________________________________________________
      3) Filing Party:

        ______________________________________________________
      4) Date Filed:

        ______________________________________________________

                 CROWN CORK & SEAL COMPANY, INC.
                        9300 Ashton Road
                Philadelphia, Pennsylvania 19136

                        ----------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         OF COMMON STOCK
                              1994

                        ----------------

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Common Stock of CROWN CORK & SEAL COMPANY, INC. will be held at the Corporation's Office located at 9300 Ashton Road, Philadelphia, Pennsylvania, on the 28th day of April, 1994, at 11:00 A.M., to elect Directors, to consider and act upon a proposal by shareholders that the Company adopt a code of conduct regarding the Company's South African operations, which proposal the Board of Directors unanimously opposes, to consider and act upon management's proposal to adopt the Crown Cork & Seal Company, Inc. Stock Purchase Plan for eligible employees of the Company, and to transact such other business which may properly come before the meeting.

 The stock transfer books of the Company will not be closed prior to the Meeting, but only shareholders of Common Stock of record as of the close of business on March 18, 1994 will be entitled to vote.

                          By Order of the Board of
                          Directors
                          RICHARD L. KRZYZANOWSKI
                          Executive Vice President,
                          Secretary & General Counsel


Philadelphia, Pennsylvania 19136
March 25, 1994

    WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND, THE
     BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY AND
       RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE.

                 CROWN CORK & SEAL COMPANY, INC.
                        9300 Ashton Road
                Philadelphia, Pennsylvania 19136
                       ------------------
            PROXY STATEMENT - MEETING, April 28, 1994

To All Shareholders:

 The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 28, 1994 and, if properly executed, shares represented thereby will be voted by the named proxies or attorneys at such meeting. The expense for such solicitation will be borne by the Company. Certain officers and employees of the Company may also personally solicit proxies by mail, telephone, telegraph or personally, without any extra compensation. A Proxy may be revoked by a shareholder's voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Company, or by executing and delivering a later-dated Proxy.

 The persons named as Proxies were selected by the Board of Directors of the Company, and all are Directors and Officers of the Company.

 On February 24, 1994, there were 88,820,663 outstanding shares of Common Stock.

 The following information sets forth the beneficial ownership of the Company's Common Stock as of March 18, 1994 by each person or institution known to the management to have been the beneficial owner of more than 5% of the Company's
Common Stock:

 The Connelly Foundation of 1 Tower Bridge, West Conshohocken, Pennsylvania was the owner of 8,554,700 shares of Common Stock, constituting 9.63% of the class outstanding.
J. P. Morgan Co. Incorporated of 60 Wall Street, New York, New York reported that as of December 31, 1993, it was the owner of 10,137,748 shares of Common Stock, constituting 11.4% of the class outstanding. Based on information contained in filings made with the Securities and Exchange Commission, J. P. Morgan has sole voting power with respect to 5,628,453 shares, sole dispositive power with respect to 9,916,315 shares, and shared dispositive power with respect to 210,833 shares.

 The Company has, to the best of its knowledge, no other beneficial owner of more than five percent of the Common
Stock outstanding.

 Shareholders of record as of March 18, 1994 are entitled to one vote for each share then held. The presence, in person or by proxy, of shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Any shareholder giving a Proxy has the power to revoke it by written revocation delivered to the Company Secretary at any time before it is voted. Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. Under Pennsylvania Law and the Company's By-Laws, abstentions and broker non-votes are not considered to be "votes" and, therefore, will not be given effect either as affirmative or negative votes. Votes that are withheld will be excluded entirely from the vote and will have no effect.

 The Annual Report for the year ended December 31, 1993, containing audited financial statements, is being mailed to shareholders at the same time as this Proxy Statement, i.e., on or about March 25, 1994.

                     ELECTION OF DIRECTORS

 The persons named in the proxy will vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as nominees for Directors have indicated that he or she will be unable or will decline to serve. In the event any of the nominees are unable or decline to serve, which the Nominating Committee does not believe will happen, the persons named in the proxy will vote for the remaining nominees and others who may be selected by the Nominating Committee. The By-Laws of the Company provide for a variable number of Directors from 10 to 18. For 1994, the Board of Directors has fixed the number of Directors at 15. It is intended that the proxies will be voted for the election of the fifteen nominees named below as Directors, and no more than fifteen will be nominated by the Nominating Committee. None of the nominees were, during the last five years, involved as a defendant in any legal proceedings which could adversely affect his or her capacity to serve as a member of the Board of Directors. On December 27, 1993, Mr. Frank N. Piasecki notified the Board that for personal reasons he was unable to stand for reelection to the Board of Directors. The principal occupations stated below are the occupations which the nominees have had during the last five years. The names of the nominees and information concerning them and their associations as of February 24, 1994, as furnished by the nominees, follows:

                                                                                      Amount and Percentage
                                                                                      of Securities of the
                                                                                         Company Owned
                                                                                    Beneficially, Directly or
                                                                                           Indirectly
                                                                                           -----------
                                                                          Year First
                                                                            Became    Common
Name                          Age               Principal Occupation       Director   Shares   Percentage
- -------------------           ---               --------------------       ---------  ------   ----------
William J. Avery*,****(1)      53        Chairman of the Board, President     1979    183,466    0.207%
                                         and Chief Executive Officer.
                                         Also, a Director of West Company

Henry E. Butwel*,**            65        Former Executive Vice President      1975    126,900    0.143%
                                         Administration and Chief Financial
                                         Officer, Retired

Charles F. Casey               67        Former Chairman of the Board of      1992      1,000    0.001%
                                         CONSTAR International Inc., now a
                                         wholly-owned subsidiary of the
                                         Company

Francis X. Dalton              70        Former Treasurer, Retired            1987     71,841    0.081%

Francis J Dunleavy **,***      79        Director of Bird, Inc., Quaker       1980      6,600    0.007%
                                         Chemical, AEL, Scan Graphics
                                         and Selas Corp.

Chester C. Hilinski *,***,     76        Of Counsel, Dechert Price &          1984      2,000    0.002%
                    ****                 Rhoads, Attorneys

Richard L. Krzyzanowski*(2)    61        Executive Vice President, Sec-       1983    143,260    0.161%
                                         retary and General Counsel

                                                                                      Amount and Percentage
                                                                                      of Securities of the
                                                                                         Company Owned
                                                                                    Beneficially, Directly or
                                                                                           Indirectly
                                                                                           ----------
                                                                          Year First
                                                                            Became    Common
Name                          Age               Principal Occupation       Director   Shares   Percentage
- ----------------              ---               ---------------------      ---------  -------  ----------
Josephine C. Mandeville(3)     53        President and Chief Executive        1991    235,600    0.265%
                                         Officer of The Connelly Founda-
                                         tion, a non-profit charitable
                                         foundation

Owen A. Mandeville, Jr.(3)     59        President of Mandeville Insur-       1975     93,000    0.105%
                                         ance Associates, Inc., real estate
                                         and insurance consultants

Michael J. McKenna*(4)         59        Executive Vice President; Presi-     1987    124,186    0.140%
                                         dent, North American Division

Alan W. Rutherford(5)          50        Executive Vice President, Chief      1991     21,621    0.024%
                                         Financial Officer

J. Douglass Scott              73        Former Chief Executive Officer       1973     12,000    0.014%
                                         of Crown Cork & Seal Canada
                                         Inc., Retired

Robert J. Siebert              73        Director and Retired President       1966     54,370    0.061%
                                         of CRC Chemicals Inc., a mar-
                                         keter of chemical specialties;
                                         management consultant

Harold A. Sorgenti***          59        Managing Partner of The              1991      4,800    0.005%
                                         Freedom Group. Also, a Direc-
                                         tor of Corestates Financial Corp.
                                         and Provident Mutual Life
                                         Insurance Co.

Edward P. Stuart**,****        80        Management Consultant                1964    236,153    0.266%

*       Member of the Executive Committee.
**      Member of the Audit Committee.
***     Member of the Executive Compensation Committee.
****    Member of the Nominating Committee.

(1) Included in these are 9,000 shares owned by a charitable foundation of which Mr. Avery is one of three trustees, and 48,475 shares subject to presently exercisable options held by Mr. Avery.

(2) Included in these are 16,100 shares owned by a charitable foundation of which Mr. Krzyzanowski is one of five trustees, and 20,425 shares subject to presently exercisable options held by Mr. Krzyzanowski, and 15,000 held by a charitable remainder trust of which Mr. Krzyzanowski is a trustee.

(3) Mr. Owen A. Mandeville, Jr. and Mrs. Josephine C. Mandeville are husband and wife. In 1993, the Company obtained insurance with various insurers through Mandeville Insurance Associates, Inc., insurance brokers, of which Mr. Mandeville is President and the majority shareholder. The premiums paid for this insurance in 1993 were approximately $4,100,000. In the opinion of the Management of the Company, the insurance was obtained on terms fair and reasonable and as favorable to the Company as could have been obtained from others.

(4) Included in these are 3,300 shares owned by a charitable foundation of which Mr. McKenna is one of eight trustees, and 22,300 shares subject to presently exercisable options held by Mr. McKenna.

(5) Includes 10,000 shares subject to presently exercisable options held by Mr. Rutherford.

  In addition, Mark W. Hartman, Executive Vice President, Corporate Technologies, is beneficial owner of 63,648 shares of Common Stock or 0.072% and Ronald R. Thoma, Executive Vice President, Procurement and Traffic, is beneficial owner of 62,622 shares of Common Stock or 0.071%.

  All Executive Officers and Directors of the Company as a group of 19 including the above are beneficial owners of 1,463,735 shares of common stock or 1.648%.

  Not included in the table above are 8,554,700 shares of Common Stock owned by the Connelly Foundation, a private charitable foundation. Messrs. Avery, Hilinski, Mandeville and Mrs. Mandeville, his spouse, are four of thirteen Trustees of this Foundation and disclaim any beneficial ownership of these shares. Also not included are 77,068 shares of Common Stock held in the Josephine C. Connelly Trust, of which Mrs. Mandeville is one of the Trustees and 36,942 shares of Common Stock held in a trust under the will of John F. Connelly, of which Mr. and Mrs. Mandeville and Mr. Hilinski are Trustees. Mr. and Mrs. Mandeville and Mr. Hilinski disclaim any beneficial ownership of these shares.

  The Officers and Directors of the Company, in respect to the securities of the Company described above, have sole voting and investment power, except as to the shares held in the aforementioned trusts and charitable foundations, with respect to which the Trustees have shared voting and investment power.

                  BOARD MEETINGS AND COMMITTEES

  In 1993, there were five regular meetings and one special meeting of the Board of Directors.

  In 1993, the Audit Committee had three meetings. The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company's independent accountants. The Executive Compensation Committee met four times in 1993 and is responsible for the review of the executive compensation program. The Nominating Committee recommends nominees for election to the Board of Directors and had one meeting in 1993.

  Directors who are not employees of the Company are paid $15,000 annually as Director's fees, and $750 per meeting attended. In addition, a non-employee Director who is a chairman of a committee is paid $10,000 annually and committee members are paid $7,000 annually with an attendance fee of $1,000 per meeting. In addition, in 1991 each non-employee Director was granted 3,000 shares of Company restricted stock released in five annual installments of 600 shares. Restrictions are removed as to each installment annually. Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which they served.

                     EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's five highest paid
Executive Officers during 1993:

                   Summary Compensation Table

                           Annual Compensation(A)   Long Term Compensation
                           ----------------------   ----------------------
                                                     Securities Underlying  All Other
Name & Principal                   Salary     Bonus         Options       Compensation
    Position             Year        ($)       ($)            (#)            ($) (B)
- -----------------        ----      ------     -----    -----------------   ----------
William J. Avery          1993     650,000   323,423        43,400            4,497
- -Chairman, President      1992     500,000   286,239        43,900            4,394
 & Chief Executive        1991     460,000         0             0
 Officer

Michael J. McKenna        1993     275,000   120,881        16,000            4,125
- -Executive Vice           1992     248,050   123,405        14,200            3,721
 President; President     1991     225,500    25,000             0
 North American Div.

Mark W. Hartman           1993     240,000    86,988        10,500            2,397
- -Executive Vice           1992     217,800    99,705         9,300            2,186
 President, Corporate     1991     198,000    25,000             0
 Technologies

Alan W. Rutherford        1993     225,000    85,298        13,000            3,375
- -Executive Vice           1992     158,038   110,119        10,000            2,370
 President, Chief         1991     119,281     7,500         7,500
 Financial Officer

Ronald R. Thoma           1993     200,000    66,902         7,000            3,000
- -Executive Vice           1992     154,998    62,359         6,700            1,163
 President, Procure-      1991     142,200    25,000             0
 ment & Traffic

(A) The amount of perquisite and other personal benefits, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed the materiality threshold of the lesser of $50,000 or 10% of the total of annual salary plus bonus, if less than $50,000.

(B) The amounts shown in this column for the last fiscal year represent amounts contributed to the 401(k) Savings and Employees' Stock Ownership Plan (KSOP) by the Company.
Disclosure is not required for 1991.

       Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

                                                            Number of           Value of
                                                           Unexercised     Unexercised In-The-
                                                            Options          Money Options
                              Number Of      Value (A)     At 12/31/93       At 12/31/93 (B)
                          Shares Acquired    Realized     Exercisable/        Exercisable/
                             On Exercise        ($)     Unexercisable (#)   Unexercisable ($)
                           ---------------   ---------  -----------------   -----------------
William J. Avery       1990 Plan    37,500   760,939     10,975/151,325    37,040/2,066,675
Michael J. McKenna     1990 Plan    18,750   413,282       3,550/64,150    11,981/1,022,320
Mark W. Hartman        1990 Plan    18,750   385,157       2,325/54,975       7,847/978,917
                       1984 Plan    11,250   284,063                0/0                 0/0
Alan W. Rutherford     1990 Plan     9,375   200,860       2,500/41,125       8,438/544,361
Ronald R. Thoma        1990 Plan         0         0      39,175/49,525     940,029/965,335

(A) Value Realized is the difference between the price of the stock on the date exercised less the option purchase price.

(B) Value of Unexercised Options is the difference between the stock price at December 31, 1993 and the option purchase price.

                Option Grants In Last Fiscal Year

  The Company's 1990 Stock Option Plan is administered by the Executive Compensation Committee appointed by the Board of Directors. The following table provides information related to Stock Options granted in the last fiscal year to the five named executive officers at Potential Realizable
Values at Assumed Price Appreciation for the Option Terms
Compounded Annually.

                                                                      Potential Realizable Value
                                 % Of Total                                At Assumed Annual
                               Options Granted                              Rates of Stock
                      Option    To Employees    Exercise                  Price Appreciation
                     Granted #    In Fiscal     Or Base      Expiration     For Option Term
                    (A) (B) (C)     Year     Price Per Share    Date        5%        10%
                    -----------  ----------  ---------------  ---------   --------------------
William J. Avery      43,400         5.7%     $39.875       12/22/03    $1,088,342  $2,758,070
Michael J. McKenna    16,000         2.1%     $39.875       12/22/03      $401,232  $1,016,800
Mark W. Hartman       10,500         1.4%     $39.875       12/22/03      $263,309    $667,275
Alan W. Rutherford    13,000         1.7%     $39.875       12/22/03      $326,001    $826,150
Ronald R. Thoma        7,000         0.9%     $39.875       12/22/03      $175,539    $444,850

(A) Options become exercisable with respect to 25% of the shares covered thereby on each December 22 of the years, 1994, 1995, 1996 and 1997. Options are fully vested on December 22, 1997. The Option Exercise Price may be paid in shares of Common Stock owned by the executive officer or in cash.

(B) The term of an option shall not be greater than ten years and cannot be exercised sooner than six months from date of grant.

(C) The Executive Compensation Committee administering the
1990 Stock Option Plan has the discretion, subject to plan limits, to modify terms of outstanding options and to reprice the options.

                       Retirement Program

   The Company maintains its Salaried Pension Plan, which is a qualified defined benefit retirement plan providing pension benefits for all non-union salaried employees meeting minimum eligibility requirements. The Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last 10 years. These average earnings are multiplied by 1.25%, and by an additional 1.25% of average earnings if the employee elects to contribute to the supplemental portion of the plan. This result is then multiplied by years of service, which yields the annual pension benefit. Under federal law, benefits from a qualified plan are limited to $118,800 per year. Also, for years beginning in 1994, benefits may be based only on the first $150,000 (adjusted for cost of living increases) of an employee's annual earnings.

   For illustration purposes, the following table shows estimated maximum aggregate annual retirement benefits payable from the qualified plan to employees who retire at age 65, assuming the employees contribute to the supplemental portion of the plan during all the years of service and receive their benefit as a single life annuity, without survivor benefits:

  Final                        Years of Service
 Average
Earnings          15        20        25        30        35
- ---------        -----     -----     -----    ------     -----
 $50,000        $18,750   $25,000   $31,250   $37,500   $43,750
$100,000        $37,500   $50,000   $62,500   $75,000   $87,500
$150,000        $56,250   $75,000   $93,750  $112,500  $118,800
$200,000        $75,000  $100,000  $118,800  $118,800  $118,800
$250,000        $93,750  $118,800  $118,800  $118,800  $118,800
$300,000       $112,500  $118,800  $118,800  $118,800  $118,800

   The Company also maintains the Senior Executive
Retirement Plan ("SERP") in which seven key executives, including the five named executive officers, participate. The fixed annual retirement benefits for four of the named executives who were first eligible to participate in the SERP before 1993 are as follows: Mr. Avery - $800,000; Mr. McKenna
- - $275,000; and Messrs. Hartman and Thoma - $250,000 each.

   Benefits for executives first eligible to participate in the SERP in 1993, including Mr. Rutherford, are based upon a formula equal to (i) 2% of the average of the five highest consecutive years of earnings times years of service up to 20, plus (ii) 1% of such earnings times years of service over 20.

   Years of service credited under the Salaried Pension Plan and the SERP for the following individuals are: Mr. Avery -
34 years, Mr. McKenna - 37 years, Mr. Hartman - 31 years, Mr.
Rutherford - 19 years and Mr. Thoma - 38 years.

   The SERP also provides a lump sum death benefit of five times the annual retirement benefit and subsidized survivor benefits.

   Participants vest in their benefits at the earliest of five years of participation, specified retirement dates or employment termination (other than for cause) within one year after a change in control of the Company (as defined in the SERP).

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Executive Compensation Committee of the Board of
Directors is charged with developing, monitoring, and managing the executive compensation program at Crown Cork &
Seal Company, Inc. We submit this report to shareholders describing both the principles under which the program was developed and decisions reached that directly impact the Chief Executive Officer during 1993.

Principles
   Our guiding principle is to implement a unified program that enables the Company to retain and motivate a team of the industry's most outstanding executives so that they can create long-term value for the shareholders. We do this by:

- - Regularly commissioning studies of competitive pay practices within the container industry and other manufacturing companies so that pay opportunities are generally within competitive norms.

- - Integrating all executive pay programs with the Company's short and long-term objectives and strategies.

- - Developing ownership-oriented programs that reward for total shareholder return over a long-service career.

   The Executive Compensation Committee works with independent management consultants in monitoring the effectiveness of the entire program. Over the last several years, your Company has undergone dramatic change. Crown has been turned into one of the world's packaging giants. To sustain the Company's performance and continue its growth, we need to not only motivate existing management, but to attract and retain experienced managers at all levels in the Company. As a result, a number of modifications were made to the four primary components of the Company's executive compensation program. Overall, the program has been redirected from an orientation on length of service and retirement compensation to a program more closely aligned with sustained improvement, Company performance, and increased shareholder value. The specific components of the program are described below.

1. Base Salary
   Historically, the Company's annual base salary levels have been well below competitive market levels. In order to attract and hold the management team, and also recognize the substantial growth and performance of the Company, we began last year to move senior executive salaries toward competitive market rates, as defined by the container and manufacturing industries. We continued the policy this year but with more normal movement as we move toward the competitive market medians which the executive salaries are still below. The competitive market includes but is not limited to companies included in the peer group used in the five year performance graph.

2. Annual Incentives
   In 1990, the Committee implemented a goal-based
Management Incentive Plan that replaced programs used in the past years. The Plan calls for the achievement of Company net income targets, as well as specific financial and operating goals, before incentive awards are earned by Plan participants. These goals stem directly from the Company's strategic and operating plans.

3. Long Term Incentives
   Stock options have always been a part of the executive compensation program at the Company. However, grant opportunities were somewhat discretionary both in terms of amount and timing. Recently, the Committee adopted a program that will offer stock options annually, but the size of the grant will vary based on the Company's and the executives' performance. In making this change, the Committee reaffirms its belief that stock options are an ideal way to link shareholder and executive interests.

4. Retirement Benefits
   In the past, the Company's executive compensation plan had a bias toward providing significant end-of-career retirement income and insurance benefits. While in no way disavowing the Committee's belief that a long and successful career with the Company is important to growing shareholder value, these programs will begin to decline in importance to the overall Program as competitive pay and incentive opportunities are reached.

   In summary, the Committee believes that its role in designing, monitoring, and managing the executive compensation program is critical to the objective of driving performance to the ultimate benefit of the shareholders. Base salaries need to be within competitive norms so that executives will be attracted and retained to carry out their roles and responsibilities. Annual incentive awards deliver the message that competitive pay is received only when earnings and other tactical goals are achieved. In addition, annual stock option grants require continuous improvement in value created for the long-term shareholder.

        Specific Decisions Impacting Compensation for the
              Chairman and Chief Executive Officer

   In considering the compensation for the named executive officers including the Chairman and Chief Executive Officer, William J. Avery, for the fiscal year 1993, the Committee reviewed the goals and objectives established at the beginning of the year and concluded that the management group had performed in an exceptional manner. Specifically, the following accomplishments were noted:

1. As a result of recent acquisitions and internal growth, the Company has been transformed into a major worldwide packaging manufacturer.

2. The acquisitions have been successfully absorbed, efficiency improved, and the organization streamlined, resulting in significant cost reductions and profit improvement. Following on increases in net income of 19.6% in 1991 and 21.3% in 1992, the Company achieved a 16.4% increase in 1993 (before accounting changes) bringing reported net income to $180.9 million.

3. The profit objectives have been met in a period of difficult market conditions. As is shown on the stock performance graph, the Company's stock has outperformed both the market and the Container Packaging Index.

4. The acquisitions of both CONSTAR International in October
   1992 and Wellstar in May 1993 have been successfully integrated into the Company by forming the Plastics
   Division.

5. The Van Dorn acquisition was successfully closed on April
   16, 1993 and its Plastics Injection Machinery division sold to Mannesmann Demag.

6. On January 17, 1994, a letter of intent was signed to acquire the Container Division of Tri Valley Growers.
   This acquisition is expected to close in the spring of 1994.

7. The Company has successfully continued to restructure and consolidate operations worldwide to meet changing market conditions. The results of this is to continually reduce the cost base and help improve margins in competitive markets.

   Mr. Avery's salary was moved to a median competitive salary level last year, and as a result, his salary has been increased modestly (2.8%) from $650,000 to $668,200 in 1994.

   Mr. Avery also participates in the Management Incentive Plan as do other executive and senior management employees. As outlined above, major goals established under the operating plan and budget were met or exceeded, and the Committee believes that Mr. Avery's strategic vision for the Company, stewardship, and performance during the year significantly enhanced shareholder value and dramatically improved the Company's competitive position. As a result, he was granted a bonus payment of $323,423. Also, after reviewing competitive data, as well as considering the Company's 1993 performance, a stock option grant to Mr. Avery of 43,400 shares was made. The exercise price of these options is $39.875 per share, and the term of the option is ten years.

   This report is respectfully submitted by the members of the Compensation Committee of the Board of Directors.


                               Harold A. Sorgenti,
                                Chairman
                               Francis J. Dunleavy
                               Chester C. Hilinski

                  COMPARATIVE STOCK PERFORMANCE
Comparison of Five-Year Cumulative Total Return (a)

Crown Cork & Seal, S&P 500 Index,
Dow Jones "Containers & Packaging" Index(b)




          Performance Graph filed on Form SE on 3/23/94



(a) Assumes that the value of the investment in Crown Common
Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.

(b) Industry index is weighted by market capitalization and is comprised of Crown, Ball, Sonoco Products, Stone Container and Temple-Inland.

                     SECTION 16 REQUIREMENTS

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock
Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 1993, or written representations from reporting persons, the Company believes that all filing requirements applicable to its Directors and Executive Officers have been complied with in all material respects. Except for J.P. Morgan Company Incorporated of New York, which owns 11.4% of the Company's Common Stock, there are no persons or institutions who own more than 10% of the Company's Common Stock.

                 CROWN CORK & SEAL COMPANY,INC.
                       STOCK PURCHASE PLAN

   The Board of Directors has adopted and recommends that the shareholders approve the Crown Cork & Seal Company, Inc. Stock Purchase Plan (the "Plan"). The purpose of the Plan is to assist the Company and its United States subsidiaries in attracting and retaining employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's stock by employees. The Plan will accomplish these goals by allowing eligible employees of the Company and its United States subsidiaries an ongoing opportunity to purchase the Company's Common Stock through payroll deduction at a discounted price. The total number of shares of the Company's Common Stock available for purchase under the Plan is 3,000,000 (subject to adjustments for stock splits, stock dividends and the like). The Plan is intended to increase morale and loyalty of all employees and create an effective incentive to increase productivity.

1. Eligibility

   Full-time and part-time employees of the Company and its United States subsidiaries who have completed 12 consecutive months of employment are eligible to participate in the Plan. There are approximately 12,000 employees eligible for the Plan. The only employees not eligible to participate in the Plan are (i) officers of the Company and (ii) certain employees who are treated as "highly compensated" under the Internal Revenue Code. Participation in the Plan automatically terminates upon an employee's ceasing to be an employee of the Company or one of its United States subsidiaries.

2. Participant Contributions

   An eligible employee participates in the Plan by electing to make after-tax payroll contributions in an amount equal to 2%, 5%, 10% or 15% of his or her compensation. A participant's contribution percentage is applied only to the first $50,000 of compensation earned by the participant during a calendar year. Therefore, the maximum contribution a participant may make during any calendar year is $7,500 (i.e., 15% of $50,000). A participant's payroll contributions to the Plan are allocated to a bookkeeping reserve account ("Account") and used to purchase Common Stock on a quarterly basis.

   Because the number of shares of Common Stock purchased by an eligible employee is dependent upon the amount such employee contributes to the Plan, it is not possible at this time to determine the number of shares of Common Stock that will be acquired under the Plan by any one employee or group of employees.

3. Purchase of Common Stock

   The Plan permits participants to purchase Common Stock at a 15 percent discount. The Plan operates on a quarterly basis ("Offering Periods"). Contributions allocated to a participant's Account during an Offering Period are used to buy shares of Common Stock on the last day of such Offering Period. The purchase price of a share of Common Stock under the Plan is 85 percent of the closing price of a share of the Common Stock on the New York Stock Exchange (the "Exchange") on the last day of the Offering Period.

   Subject to the restrictions discussed below, each participant is deemed to legally own all Common Stock allocated to his or her Account and is entitled to exercise all of the rights and privileges associated with ownership of the Common Stock, including voting, tendering and receiving dividends on such Common Stock.

   The Company may acquire Common Stock for use under the Plan from authorized but unissued shares, treasury shares, in the open market or in privately negotiated transactions. The Company will pay all commissions, fees and other charges related to the Plan's acquisition of Common Stock.

4. Vesting

   Common Stock purchased by a participant under the Plan becomes vested two years after the date of its purchase. During the two-year vesting period, a participant is restricted from selling shares of non-vested Common Stock (or otherwise disposing of such shares) to any person or entity other than the Company. If a participant elects to sell non-vested Common Stock to the Company, the purchase price will equal 85 percent of the official closing price of Common Stock on the Exchange on the date of sale.

   Once Common Stock has been allocated to a participant's Account for a period of two years, it becomes vested and all restrictions on the participant's ability to sell or otherwise dispose of the Common Stock are removed. In addition, in the event there is a "change in control" of the Company, all non-vested Common Stock becomes fully vested.

   Satisfaction of the two-year vesting requirement is unrelated to a participant's continued employment with the Company. That is, a participant who terminates from service with the Company and all of its subsidiaries will continue to vest in Common Stock allocated to his or her Account.

5. Administration

   The Stock Purchase Plan Committee, designated by the Board of Directors, has the full and exclusive authority to administer the Plan. The Committee shall interpret the provisions of the Plan and make all determinations necessary for the administration of the Plan (including the determination as to whether a "change in control" has occurred).

6. Amendment and Termination

   The Board of Directors has authority to amend the Plan at any time. However, certain amendments require the approval of a majority of the Company's shareholders. Without shareholder approval, no amendment may be made: (i) increasing the maximum number of shares available for purchase under the Plan; (ii) modifying the Plan's eligibility requirements; or
(iii), causing the Plan to fail the requirements of Section 423 of the Internal Revenue Code.

   The Board of Directors also has authority to terminate the Plan at any time. In any event, if not earlier terminated by the Board of Directors, the Plan will automatically terminate when the participants have purchased all of the shares of Common Stock available under the Plan.

7. Federal Tax Treatment

   The Plan is an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. Therefore, a participant who purchases shares of Common Stock under the Plan will not be subject to Federal income tax on the difference between the fair market value of the shares and the price actually paid for such shares at the time of purchase. The Company is not entitled to a deduction for the difference between the fair market value of the shares and the price paid for such shares.

   If a participant disposes of Common Stock purchased under the Plan after it has become vested, the participant will be treated as having ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date it was purchased over the actual purchase price, or (ii) the excess of the fair market value of the Common Stock at the time of disposition over the actual purchase price. The amount of the compensation income is then added to the participant's basis in the Common Stock. The difference between the amount realized on the sale of the Common Stock and the participant's adjusted basis will be treated as a capital gain or loss.

   If a participant disposes of Common Stock purchased under the Plan before such Common Stock becomes vested, the participant will be treated as having ordinary compensation income equal to the excess of the fair market value of the Common Stock on the date it was purchased over the actual purchase price. Any additional appreciation in the Common Stock is treated as a capital gain. In addition, if a participant disposes of Common Stock before it is vested, the Company is entitled to a tax deduction equal to the amount of income treated as compensation by the participant.

8. Requisite Vote

   To be adopted, the Plan requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE "FOR" THE ADOPTION OF THE STOCK PURCHASE PLAN.

                   RESOLUTION ON SOUTH AFRICA

   The Evangelical Lutheran Church in America, which is the beneficial owner of 58,200 shares of the Company's Common Stock, and the Sisters of Mercy of the Americas, which is the beneficial owner of 160 shares of the Company's Common Stock, have submitted the following resolution for consideration of the shareholders at the 1994 Annual Meeting of Shareholders.

   During 1993, negotiations in South Africa resulted in a date, April 27, 1994, for the first non-racial elections. The talks also established a Transitional Executive Council to oversee the change to a new democratic South Africa. These actions resulted in the call to lift international sanctions and to reinvest to build a new South Africa.

   Meanwhile, deaths from unabated violence make the transition to peace difficult. Moreover, while statutory apartheid has ended, its economic and social legacy continue:

   EDUCATION: The rate of illiteracy is 50%. The apartheid government spent four times the amount on whites for education that it did on blacks, and maintained 14 education departments.

   ECONOMY: Wealth continues to be concentrated in white hands. Black incomes are one tenth those of whites, while black unemployment is 50%. Four groups of companies control
80.7% of the capitalized value of the Johannesburg Stock
Exchange.

   HOUSING AND LAND: Over seven million people live in makeshift shanties and backlog of affordable housing is between 1.2 million and 1.4 million units. Poverty among blacks leaves 60% with inadequate incomes to invest in housing. Forced removals of blacks to homelands placed 44% of the nation's population on 13% of the land. These removals continued into 1993.

   HEALTH AND ENVIRONMENT: The average black infant is six times more likely to die during its first six months than the average white infant. The mining industry operates with little regulation of health and environment impact. In some townships 40% of residents have asbestos-related cancer from mining waste in their communities.

   We believe the international business community should assist in rebuilding a viable economy within a just social structure.

   The South African Council of Churches on July 8, 1993, adopted a Code of Conduct for Business Operating in South Africa. This ethical framework for investment grew out of collaborative work with the African National Congress (ANC), the Coalition of South African Trade Unions (COSATU), numerous other political, community and business organizations and international partners. It is similar to the Platform of Guiding Principles announced in November 1992 by the ANC and COSATU.

   The SACC Code summons business to play a constructive and creative role in partnership with workers, communities and other members of civil society to lay the economic foundations for a stable and prosperous South Africa. Its planks call for equal opportunity, training and education to increase productive capacities, protection and workers' rights, a safe and healthy work place, job creation, social responsibility programs developed in consultation with communities affected, disclosure of product hazards to consumers, environmentally sound products and practices, support for black-owned businesses, and disclosure of information needed to monitor Code implementation.

   We believe this code presents an acceptable ethical framework for our company's South African operations and will improve its standing in its communities and markets in South
Africa.

   THEREFORE, shareholders request the Board of Directors:

   1. to endorse the Code of Conduct for Business Operating in South Africa and
   2.  report to shareholders on its implementation.

           Code of Conduct for Business Operating in
           South Africa - (SACC Initiative, July 1993)

   The apartheid system has historically burdened South
Africa with gross economic distortions, stagnation, secrecy, severe discrimination and natural devastation. It has deprived the country's workers, communities, and environment of the fundamental rights written into international conventions and upheld in other countries.

   In order to reverse this crippling legacy and to improve the economic well-being of all South Africans, investment by both South African and multi-national companies needs to be reshaped in the image of an equitable, democratic and life-enhancing society.

   It is out of this grave concern and motivation based on ethical religious considerations that the South African Council of Churches, meeting in conference on 8 July 1993, takes this initiative to introduce and support this code of conduct. The code outlines ways in which business can play a constructive and creative role in partnership with workers, communities and other members of civil society, to lay the economic foundations for a stable and prosperous South Africa.

   While these standards are also expected to inform the policies of a democratically elected government, in the interim, they are designed to apply to companies operating in South Africa.

1.  Equal Opportunity
    Companies should insure that their operations are free from discrimination based on race, sex, religion, political opinion or physical handicap, and implement affirmative action programs designed to protect the equal rights and treatment of the historically disadvantaged.

2.  Training And Education
    Companies should develop and implement training and education programs to increase the productive capacities of their South African employees in consultation with the trade union movement.

3.  Workers Rights
    Companies should recognize representative unions and uphold their employees' rights to organize openly, bargain collectively, picket peacefully and strike without intimidation or harassment.

4.  Working and Living Conditions
    Companies should maintain safe and healthy work environment and strive to ensure that the working and living conditions they provide accord with relevant international conventions.

5.  Job Creation and Security
    Companies should strive to maintain productive employment opportunities and create new jobs for South
    Africans.

6.  Community Relations
    Companies should share information about their practices and projected plans with communities affected by their operations, and develop social responsibility programs in ongoing consultation with representative bodies in these communities.

7.  Consumer Protection
    Companies should inform consumers of any possible dangers associated with their products and cooperate with consumer protection and broader community organizations to develop and uphold appropriate product safety and quality standards.

8.  Environmental Protection
    Companies should utilize environmentally sound practices and technologies, disclose how and in what amounts they dispose of their waste products, and seek to minimize hazardous waste.

9.  Empowerment of Black Businesses
    Companies should strive to improve the development of black-owned South African businesses by purchasing from and sub-contracting to such firms.

10. Implementation
    Companies should cooperate with monitors established to implement these standards by disclosing relevant information in a timely fashion.

               MANAGEMENT STATEMENT IN OPPOSITION

    The Board of Directors of the Company opposes the proposed resolution. For many years, the Board of Directors has looked forward to the establishment of full political, social and economic equality for all South Africans. The Company believes that it has for years been at the forefront of employers in promoting these goals in South Africa. The Company's current investment in South Africa is a 50% interest in a joint venture with a South African company. The joint venture provides equal wages and fully integrated facilities for all South African employees and promotes funding and grants for education and new housing for its non-white employees. Through its sponsorship of legal clinics, education and building grants and various activities with the South African business community, the Company believes it has contributed to the dismantling of the apartheid system and the establishment of a climate leading to peaceful change in South Africa. The Company has been commended by the United States Ambassador to South Africa for its contribution to socially responsive programs of black advancement in that country. Commendation was also received from the leadership of the School Principals Enrichment Program in South Africa praising the company for sponsoring principal/teacher activities in an effort to improve the quality of black employees' education in South Africa.

    We share some of the proponent's views as to the future of South Africa, particularly the need for a democratic multi-racial government as a necessary prerequisite for national reconciliation and advancement of black business in all fields. We also support many of the goals set forth in the proposed Code of Conduct. However, the Code of Conduct also attempts to regulate the Company's policies in matters which the Board of Directors believes are not directly related to the worthy goal of establishing political, social and economic equality in South Africa. Certain aspects of the Code of Conduct deal directly with the Company's conduct of its ordinary business operations. We believe this is unnecessary and will interfere with management responsibilities. The Board of Directors has, and will continue, to manage the business and affairs of the Company in a manner that the Board believes is consistent with the best interests of Shareholders.

    The Company is currently reporting to the U.S. State Department on its social, educational and civil rights activities in South Africa. Since the inception of these reporting requirements, the Company has received the highest rating from the State Department for compliance with the requirements of the United States in all these fields. The Board of Directors believes that the adoption of the proponents' resolution would add another layer of costly reporting and, given the Company's record in this area, would be superfluous and not in the best interests of the Company's Shareholders.

    For all these reasons, and in view of the Company's history of promoting social justice in South Africa, THE
BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND
UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" IT.

                    PROPOSALS OF SHAREHOLDERS

    Proposals of Shareholders intended to be presented at the 1995 Annual Meeting must be received in writing, via
Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Cork & Seal Company, Inc., 9300 Ashton
Road, Philadelphia, Pennsylvania 19136, not later than
November 25, 1994.

            RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

    The firm of Price Waterhouse is the independent accountant for the most recently completed fiscal year and has been selected by the Board to continue in that capacity for the current year. Price Waterhouse reviews and performs annual audits of the Company's financial statements and assists the Company in the preparation of federal tax returns. A representative or representatives of Price Waterhouse are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised orally at the meeting or submitted in writing to the Office of the Secretary of the Company before the meeting.

                          OTHER MATTERS

    The Board of Directors knows of no other matter which may be presented for Shareholders' action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

    The Company will file its Annual Report on Form 10-K with the Securities and Exchange Commission on or before March 31, 1994. A copy of the Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder after March 31, 1994. Requests for copies of the Report should be sent to: Corporate Secretary, Crown Cork & Seal Company, Inc., 9300 Ashton Road, Philadelphia, Pennsylvania 19136.



                               RICHARD L. KRZYZANOWSKI
                               Executive Vice President,
                               Secretary & General Counsel

                               Philadelphia,
                               Pennsylvania 19136
                               March 25, 1994

                 CROWN CORK & SEAL COMPANY, INC.
            9300 Ashton Road, Philadelphia, PA 19136

         Proxy for Annual Meeting of Common Shareholders to be held on April 28, 1994

   The undersigned hereby appoints WILLIAM J. AVERY, ALAN W. RUTHERFORD and RICHARD L. KRZYZANOWSKI as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Crown Cork & Seal Company, Inc. held of record by the undersigned on March 18, 1994 at the Annual Meeting of Shareholders to be held on April 28, 1994 or any adjournments thereof, for the items shown below and in any other matter that may properly come before the meeting:

(1) FOR the election of a Board of fifteen Directors:
William J. Avery, Henry E. Butwel, Charles F. Casey, Francis
X. Dalton, Francis J. Dunleavy, Chester C. Hilinski, Richard
L. Krzyzanowski, Josephine C. Mandeville, Owen A. Mandeville, Jr., Michael J. McKenna, Alan W. Rutherford, J. Douglass Scott, Robert J. Siebert, Harold A. Sorgenti and Edward P Stuart.

(2) FOR a resolution to adopt the Crown Cork & Seal Company,
Inc. Stock Purchase Plan for Eligible Employees, which the
Board of Directors unanimously recommends.

(3) AGAINST a resolution requesting the company to adopt a code of conduct for business operating in South Africa, which the Board of Directors unanimously opposes.

You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. THE PROXIES CANNOT VOTE YOUR
SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                -----------------
                                                 SEE REVERSE SIDE
                                                -----------------

/X/  Please mark your votes as in this example

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed will be voted in the manner directed herein by the shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AGAINST PROPOSAL 3.

The Board of Directors recommends a vote FOR Proposal 1 and
Proposal 2.
                                        FOR        WITHHELD
1. Election of Directors.               /  /       /  /
   (see reverse)
   for, except vote withheld from the following
Nominee(s):____________

2. Resolution to adopt the
   Crown Cork & Seal
   Company, Inc. Stock Purchase
   Plan for eligible              FOR     AGAINST   ABSTAIN
   employees of the Company.      /  /    /  /      /  /

The Board of Directors recommends a vote AGAINST Proposal 3.
3. Resolution requesting the
   Company to adopt a
   code of conduct for business   FOR     AGAINST   ABSTAIN
   operating in South Africa.     /  /    /  /      /  /


Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- ------------------------------------------------------------

- ------------------------------------------------------------
SIGNATURE(S)                        DATE